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National Fuel

10 LAFAYETTE SQUARE/BUFFALO, NY 14203/TEL 800/634-5440
www.nationalfuelgas.com

RELEASE DATE:    July 25, 2002

FOR ADDITIONAL INFORMATION PLEASE CALL

Julie Coppola Cox (716) 857-7079

National Fuel Announces Successful Well in Western Canada

(July 25, 2002) Buffalo, New York: National Fuel Gas Company (NYSE: NFG) today announced that National Fuel Exploration Corp. (NFEx), its Canadian exploration and production unit and wholly owned subsidiary of Seneca Resources Corporation which is also a subsidiary of National Fuel, has participated in the drilling of a natural gas discovery in the West Sukunka b-79-J/93-P-4 well in the Monkman area of the British Columbia foothills in Western Canada.

        The well is the first to produce from the deeper, under-explored reservoirs in this region and signals good promise for future development of these reserves.* The well tested into existing Monkman area infrastructure with rates ranging from 15 million cubic feet per day (mmcf/d) to 37 mmcf/d and a flowing tubing pressure of 2,364 psi. NFEx and its partners Talisman Energy Inc. (a 40% owner and operator), Anadarko Canada Corporation (a 30% owner) and Oiltec Resources Ltd. (a 10% owner) drilled the well to a total measured depth of 15, 750 feet. It is anticipated that the well will be on production by September 2002.*

        NFEx, Talisman Energy Inc., Anadarko Canada Corp. and Oiltec Resources Ltd. also subsequently purchased 18,243 acres of mineral rights on lands that are adjacent to and on trend with the b-79-J/93-P-4 well. NFEx will have working interests in these lands ranging from 20% to 30%, resulting in a net acquisition of 4,743 acres for a net cost of approximately $1.7 million.* In addition, Talisman currently holds a 95% interest in 32,061 acres of deep rights on two large blocks of land on the trend to the northwest. NFEx, as well as the other members of the joint venture, have the option to farm in on this acreage to further develop this new deep producing trend.*

National Fuel (NYSE: NFG) is an integrated energy company with $3.4 billion in assets comprised of the following six operating segments: Utility, Pipeline and Storage, Exploration and Production, International, Energy Marketing, and Timber. National Fuel Exploration Corp., located in Calgary, is the Canadian subsidiary of Seneca Resources Corporation, National Fuel's exploration and production segment which is

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headquartered in Houston, Texas. Additional information about National Fuel and its business segments is available at http://www.nationalfuelgas.com or through its investor information service at 1-800-334-2188.

        Talisman Energy Inc. is one of the largest independent Canadian oil and gas producers with operations in Canada, the North Sea, Asia and Africa. Talisman is also conducting exploration in Algeria, Trinidad, Colombia and the United States. Talisman has adopted the International Code of Ethics for Canadian Business and is committed to maintaining high standards of excellence in corporate citizenship and social responsibility wherever it does business. The Company’s shares are listed on The Toronto Stock Exchange in Canada and the New York Stock Exchange in the United States under the symbol TLM.

        Anadarko Canada Corporation is a subsidiary of Anadarko Petroleum (NYSE: APC), one of the world’s largest independent oil and gas exploration and production companies, with assets of $17 billion and reserves of 2.3 billion barrels of oil equivalent. Houston-based Anadarko is active in the U.S., Canada, Algeria and Qatar and is executing a strategic exploration program in several other countries. More information is available at www.anadarko.com.

        Oiltec Resources is a Calgary based, small cap oil and gas company. Primarily oil based since incorporation in 1992, Oiltec’s exploration efforts have expanded to include high impact natural gas prospects in Alberta and British Columbia. Oiltec’s shares trade on The Toronto Stock Exchange under symbol “OLT”. More information is available at www.oiltec.ca

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*Forward Looking Statement Disclosure of National Fuel

* Certain statements contained herein, including those which are designated with an asterisk (“*”), are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. National Fuel’s expectations, beliefs and projections contained herein are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that such expectations, beliefs or projections will result or be achieved or accomplished. In addition to other factors, the following are important factors that could cause actual results to differ materially from those discussed in the forward-looking statements: changes in economic conditions including economic disruptions caused by terrorist activities, demographic patterns or weather conditions; changes in the availability and/or price of natural gas and oil; inability to obtain new customers or retain existing ones; significant changes in competitive conditions affecting National Fuel; governmental/regulatory actions, initiatives and proceedings, including those affecting acquisitions, financings, and environmental/safety requirements; unanticipated impacts of restructuring initiatives in the natural gas and electric industries; significant changes from expectations in actual capital expenditures and operating expenses and unanticipated project delays or changes in project costs; the nature and projected profitability of pending and potential projects and other investments; occurrences affecting National Fuel’s ability to obtain funds from operations, debt or equity to finance needed capital expenditures and other investments; uncertainty of oil and gas reserve estimates; ability to successfully identify and finance oil and gas property acquisitions and ability to operate and integrate existing and any subsequently acquired business or properties; ability to successfully identify, drill for and produce economically viable natural gas and oil reserves; significant changes from expectations in National Fuel’s actual production levels for natural gas or oil; changes in the availability and/or price of derivative financial instruments; regarding foreign operations changes in foreign trade and monetary policies, laws and regulations, political and governmental changes, and changes in inflation and exchange rates, taxes and operating conditions; significant changes in tax rates or policies or in rates of inflation or interest; and significant changes in National Fuel’s relationship with its employees and contractors and the potential adverse effects if labor disputes, grievances or shortages were to occur. National Fuel disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Media Contact:	Charlotte Viscio	716-857-7625
Analyst Contact:	Margaret Suto	716-857-6987